Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willbros Group, Inc.:

     We have issued our reports dated March 14, 2011, except for Note 22, as to which the date is May 20, 2011, with respect to the consolidated financial statements and March 14, 2011, with respect to the internal control over financial reporting included in the Current Report of Willbros Group, Inc. on Form 8-K dated May 20, 2011. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) on Form S-8 and (No. 333-173446) on Form S-3 of Willbros Group, Inc.

/s/ Grant Thornton LLP

Houston, Texas
May 20, 2011